EXHIBIT 17.1

From: Alan Bazaar

Sent: Tuesday, April 15, 2008 4:22 PM

To: Michael W. Levin; Willem van Rijn

Cc: Paul C. Baker FORWARD; Edwin Ruzinsky FORWARD; henry royer; Dennis Ridgeway; Frank Tanki Forward

Subject: MSII Board

Willem/Mike,

Per our phone conversation earlier today please accept this email as formal notice of my resignation from the Media Sciences Board of Directors, to be effective immediately.  This was not an easy decision to make as I have enjoyed working with you and the entire board.  I look forward to staying in touch.

Regards,

Alan